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EXHIBIT 99.1

FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
October 28, 2003                                     fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com


                TOLL BROTHERS ACQUIRES URBAN IN-FILL DEVELOPER -
          THE MANHATTAN BUILDING COMPANY - BASED IN NORTHERN NEW JERSEY

Huntingdon Valley, PA, October 28, 2003 -- Toll Brothers, Inc., (NYSE: TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today announced the expansion of its urban development operations with the acquisition of substantially all of the assets of The Manhattan Building Company ("MBC") and its affiliated design operations. The purchase price was not disclosed. The Manhattan Building Company has specialized in the development and redevelopment of urban in-fill locations in Hoboken and Jersey City during the past two decades. This acquisition will expand Toll Brothers' position in the New Jersey luxury residential market by broadening its offerings to include mid- and high-rise residences along northern New Jersey's affluent waterfront, known as the Gold Coast, across from Manhattan.

Robert I. Toll, chairman and chief executive officer of Toll Brothers, Inc. stated: "We are thrilled to have the Manhattan Building Company join the Toll family. Sanford Weiss, Joe Caulfield, Dennis Devino and their associates provide us with great expertise in urban mid- and high-rise projects in some of the nation's most complex and lucrative markets."

"We see great demand from affluent buyers for dramatic residences in exciting urban locations. The resurgence of American cities, fueled by population growth, increasing affluence and the appeal of bright city lights, is a catalyst. Many maturing baby boomers are also choosing city living rather than relocation to Sun Belt regions as they enter a new stage in their lifestyles."

"Cities are where pro-growth sentiment, supportive government policies and positive local efforts lead to the type of innovative development in which MBC specializes. We view the urban development market as one with tremendous opportunity in the 21st century."

Sanford Weiss, president of the Manhattan Building Company, stated "Toll Brothers and MBC will make a powerful team. Toll's resources will enable us to expand more rapidly than we otherwise could. Toll's strong brand name reputation, which is very well-known in the New Jersey luxury single-family market, will naturally spill over into the luxury mid- and high-rise urban development niche."

Since its inception, MBC, which is headquartered in Hoboken, New Jersey, has developed more than 800 residential units totaling over $180 million. MBC is currently building in a joint venture, The Sky Club, a 326-unit, 17-story two-tower structure under construction in Hoboken, New Jersey. Toll Brothers expects to account for its results from the Sky Club under the equity method.

                                     *more*

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MBC also is in the planning stages on several additional high-rise and mid-rise opportunities including The Cliffs, a 124-unit, 5-story historic rehabilitation condominium project in Jersey City on the Hoboken border and The Grove, a 230-unit, 12-story condominium also in Jersey City on the Hoboken border. Toll Brothers and MBC are actively pursuing other development opportunities in the market.

Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "TOL". The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Massachusetts, Maryland, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Texas, and Virginia.

Toll Brothers builds luxury single-family and attached home communities and master-planned luxury multi-product residential golf course communities principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers is the only publicly traded national home building company to have won all three of the industry's highest honors: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. For more information visit www.tollbrothers.com.

        Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income from joint ventures and the Toll Brothers Realty Trusts Group, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, construction defect and home warranty claims and the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

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